UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)*

                                  Camtek, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  M207 91 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M207 91 105                  13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PCB Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Israel
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          15,020,002 Ordinary Shares, NIS 0.01 par value per share
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    68.3
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. M207 91 105                  13G
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Rafi Amit
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Israel
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          15,020,002 Ordinary Shares, NIS 0.01 par value per share
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    68.3
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. M207 91 105                  13G
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Yotam Stern
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Israel
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       63,000 Ordinary Shares, NIS 0.01 par value per share
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          15,020,002 Ordinary Shares, NIS 0.01 par value per share
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             63,000 Ordinary Shares, NIS 0.01 par value per share
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,083,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    68.59
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. M207 91 105                  13G
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Itzhak Krell
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Israel
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          15,020,002 Ordinary Shares, NIS 0.01 par value per share
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,020,002 Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    68.3
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer

            Camtek Ltd.

      (b)   Address of Issuer's Principal Executive Offices

            PO BOX 631
            Midgal Haemek, 10566, Israel

Item 2.

      (a)   Name of Person Filing

            See Item 1 of each cover page attached hereto.

      (b)   Address of Principal Business Offices or, if none, Residence

            PCB Ltd.
            PO BOX 631
            Midgal Haemek, 10566, Israel

            Rafi Amit:

            c/o Camtek Ltd.
            PO BOX 631
            Midgal Haemek, 10566, Israel

            Yotam Stern:

            c/o Camtek Ltd.
            PO BOX 631
            Midgal Haemek, 10566, Israel

            Itzhak Krell:

            c/o Camtek Ltd.
            PO BOX 631
            Midgal Haemek, 10566, Israel

      (c)   Citizenship

            See Item 4 of each cover page attached hereto.

      (d)   Title of Class of Securities

            Ordinary Shares, NIS 0.01 par value per share

      (e)   CUSIP Number

            M207 91 105

Item 3. Identity of Reporting Person

            Not applicable

Item 4. Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount Beneficially Owned: See Item 9 of each cover page attached hereto.

      (b)   Percent of Class: See Item 11 of each cover page attached hereto.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 0.

            (ii) Shared power to vote or to direct the vote: 15,020,002 Ordinary Shares, NIS 0.01 par value per share.

            (iii) Sole power to dispose or to direct the disposition of: 0.

            (iv)  Shared power to dispose or to direct the disposition of:
                  15,020,002 Ordinary Shares, NIS par value per share.

      PCB Ltd. is the beneficial holder of the ordinary shares reported herein. Pursuant to a voting agreement, Messrs. Stern, Amit and Krell may be deemed to beneficially own the ordinary shares held by PCB Ltd. for federal securities law purposes.

Item 5. Ownership of Five Percent or Less of a Class

            Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8. Identification and Classification of Members of the Group

            Not applicable

Item 9. Notice of Dissolution of Group

            Not applicable

Item 10. Certification

            Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

February 14, 2001

                                        PCB Ltd.


                                        By: /s/ Rafi Amit
                                            ------------------------------------
                                        Name:
                                        Title:


                                        /s/ Rafi Amit
                                        ----------------------------------------
                                        Rafi Amit


                                        /s/ Yotam Stern
                                        ----------------------------------------
                                        Yotam Stern


                                        /s/ Itzhak Krell
                                        ----------------------------------------
                                        Itzhak Krell

            The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated February 13, 2001 among the signatories to this Schedule 13G.

                                    Exhibit I

                             Joint Filing Agreement

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                                        PCB Ltd


                                        By: /s/ Rafi Amit
                                            ------------------------------------
                                        Name:
                                        Title:


                                        /s/ Rafi Amit
                                        ----------------------------------------
                                        Rafi Amit


                                        /s/ Yotam Stern
                                        ----------------------------------------
                                        Yotam Stern


                                        /s/ Itzhak Krell
                                        ----------------------------------------
                                        Itzhak Krell